Exhibit 99.1

Press Release

iStar Reports Third Quarter 2022 Results

NEW YORK, November 3, 2022

iStar Inc. (NYSE: STAR) today reported results for the third quarter ended September 30, 2022.

Highlights for the quarter include:

o	Net income of $12.1 million or $0.14 per diluted common share
o	Adjusted earnings of $28.5 million or $0.33 per diluted common share
o	During the quarter, extinguished $155 million of debt including $93 million of convertible notes and $62 million of open market bond repurchases
o	$105 million of proceeds from legacy asset sales and loan repayments
o	Safehold closed $284 million[1] of new originations, bringing Safehold’s total aggregate portfolio to $6.1 billion and total UCA to approximately $10.5 billion

“iStar continues to focus on streamlining its balance sheet, monetizing its legacy assets and expanding the ground lease ecosystem,” said Jay Sugarman, Chairman and Chief Executive Officer. “Together with Safehold, we look forward to unlocking the full value of the ground lease platform we have built.”

The Company published a presentation detailing its results and a reconciliation of non-GAAP financial metrics, which can be found on its website, in the "Investors" section.

1 Investments in Q3 ‘22 include $29m of new forward commitments that have not yet been funded. Such funding commitments are subject to certain conditions. There can be no assurance that Safehold will complete these transactions.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
E investors@istar.com

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	877.545.0523
International:	973.528.0016
Access Code:	923085

A replay of the call will be archived on the Company’s website. Alternatively, the replay can be accessed via dial-in from 2:00 p.m. ET on November 3, 2022 through 12:00 a.m. ET on November 17, 2022 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	46958

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iStar Inc. (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on institutional quality properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, iStar is using its national investment platform and its historic strengths in finance and net lease to expand the use of modern ground leases within the $7 trillion institutional commercial real estate market. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com

Company Contact:

Jason Fooks

Senior Vice President

Investor Relations & Marketing

T 212.930.9400

E investors@istar.com

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400

E investors@istar.com